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EXHIBIT 21.



              Subsidiaries of the Company (state of incorporation)


Advance Paradigm Mail Services, Inc. (Delaware)

Advance Paradigm Data Services, Inc. (Delaware)

Advance Paradigm Clinical Services, Inc. (Maryland)

Innovative Medical Research, Inc. (Maryland)